RETIREMENT AGREEMENT AND GENERAL RELEASE

BY AND BETWEEN

LIQUIDITY SERVICES, INC. AND

ROGER GRAVLEY

This Retirement Agreement and General Release (the “Agreement”) dated as of May 13, 2019 (the “Retirement Date”), is entered into by and between Liquidity Services, Inc., located at 6931 Arlington Road Suite 200, Bethesda, Maryland 20814 and its affiliates and subsidiaries (collectively, the “Company”), and Roger Gravley (the “Executive”).
WHEREAS, the Executive ceased to serve as the President, GovDeals on April 23, 2019;
WHEREAS, the Executive ceased to serve as Chief Information Officer on the Retirement Date;
WHEREAS, the Executive and the Company entered into that certain Executive Employment Agreement dated January 10, 2018, which agreement was supplemented by that letter agreement dated March 2, 2018 (the “Employment Agreement”);
WHEREAS, the Executive retired from employment as of the Retirement Date;

WHEREAS, contingent upon the Executive executing this Agreement pursuant to Section 8.4 of his Employment Agreement, the Company shall pay to Executive the following: (1) his base salary through the Retirement Date and all other unpaid amounts, if any, to which the Executive is entitled as of the Retirement Date in connection with fringe benefits (e.g., accrued but unused paid time off) and reimburse business expenses in accordance with Company policies and procedures; (2) a lump-sum retirement package of $640,332 (the “Retirement Payment”) payment equal to the sum of: (x) $380,030 (the Executive’s base salary), (y) $260,301, an amount equal to the average annual bonus earned in the previous two years, FY17 ($291,407) and in FY18 ($229,194); and (z) $1.00 in additional consideration; which lump-sum cash payment will be reduced for applicable taxes and withholdings.

WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions governing the Executive’s separation from employment, as set forth below:
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:
1.Termination of Employment.
(a)    The Executive’s employment with the Company ceased effective as of the Retirement Date. The Executive further agrees to execute and deliver to the Company such documents concerning such separation from employment (and any related service) as may be reasonably requested by the Company or its Affiliates. For purposes of this Agreement, “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company, including its current and former parents, subsidiaries and affiliated entities, from time to time.
(b)    Accrued Obligations. On the first payroll date following the Retirement Date, the Executive will receive payment for Two Hundred Forty-Eight (248) hours of unused paid time off (“PTO”) accrued through the Retirement Date.

(c)    Business Expenses. The Executive will be reimbursed for business expenses reasonably incurred prior to the Retirement Date in accordance with the Company’s policies and procedures for reimbursement including with respect to reporting and documentation of such expenses.
(d)    Group Health Plan. The Executive’s health care coverage with the Company as an active employee will continue until May 31, 2019. Starting on June 1, 2019 the Executive shall be eligible to continue participation in the Company group health plan pursuant to the health care continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). The Company shall not pay, nor be obligated to pay, any of the COBRA premiums with respect to Executive. The Executive shall be solely responsible for electing such coverage by properly returning the COBRA election form that Executive will receive.
2.    Consideration. In exchange for the Executive’s execution of this Agreement, which includes the waiver and release of claims set forth in Section 8 below, the parties agree to the following:
(a)    Retirement Payment. The Company will pay to the Executive the Retirement Payment on the first payroll date following the date on which Executive’s right to revoke this Agreement under Section 10 below expires.
(b)    No Consideration Absent Execution of this Agreement. The Executive understands and agrees that his entitlement to the payment specified in Section 2(a) is contingent on the execution of this Agreement and continued compliance with the terms and conditions of this Agreement and any agreement containing restrictive covenants to which the Executive is a party. The Executive understands that if he does not sign the Agreement, the Company has no obligation to provide the Executive with any of the consideration provided in this Agreement.
(c)    Withholding. Any payments provided to the Executive pursuant to this Agreement shall be subject to withholding and reporting requirements under applicable law.
(d)    Compliance with Section 409A. To the extent (i) any payments or benefits to which the Executive becomes entitled under this Agreement, or under any other agreement or Company plan, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”) and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payments shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in Section 409A) from the Company; or (B) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum (without interest). Any termination of the Executive’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service”. It is intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that payments hereunder are exempt from, or otherwise comply with, Section 409A. To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which such expenses were incurred, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
3.    Outstanding Equity Awards. All outstanding equity awards shall be treated in accordance with the terms of applicable grant agreements and the Second Amended and Restated 2006 Omnibus Long-Term Incentive Plan. For the avoidance of doubt, the Executive has the right to exercise his remaining unexercised and currently vested stock options (the “Vested Options”) previously granted to him for twelve (12) months after the Retirement Date, after which all such options shall be cancelled and no longer be exercisable. The vesting of any options or restricted stock, the vesting of which is wholly or partially tied to criteria other than the Executive’s continued employment with the Company, shall cease as of the Retirement Date and all unvested equity grants shall terminate as of the Retirement Date. The vesting of the Executive’s options and restricted stock awards shall otherwise continue through the Retirement Date. For the avoidance of doubt, no equity awards shall vest as a result of the Executive’s termination of employment.
4.    No Amounts Owing. By signing below, Executive acknowledges and agrees that he has received all wages, bonuses and any other compensation already due to him from the Company, except any future payments as set forth in Section 2(a) and the payments to be made pursuant to Section 1.
5.    Publicity; Non-disparagement.
(a)    In the event that any person requests information regarding the Executive’s employment with the Company and its Affiliates, the Company shall respond simply by confirming Executive’s dates of employment, job titles and rates of pay.
(b)    The Executive hereby agrees that he will not disparage or criticize the Company, its Affiliates, officers, directors or employees, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company, its Affiliates, officers, directors or employees, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic or otherwise. However, nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). 18 U.S.C. § 1833(b) provides that “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
6.    Return of Property. The Executive represents that Executive has returned to the Company any and all Company property in his possession or control, including but not limited to all keys, corporate credit cards and other equipment provided by the Company for use during employment, together with all materials, documents, files or papers, notes or records, and any copies thereof, relating to the Company or any of the Company’s customers.

7.    Cooperation with Company. The Executive understands that the Company has agreed to the terms of this Agreement (including the Retirement Payment) in exchange for, among other things, his agreement to cooperate with the Company on all matters for which the Company may reasonably request assistance following the Retirement Date. In addition, the Executive agrees that he will, upon reasonable request, assist and cooperate with the Company and its Affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company and its Affiliates or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company and its Affiliates including meeting with the Company and its Affiliates’ counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive. The Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. In addition to the foregoing, should the Company require Executive’s consulting services as a senior advisor, Executive shall provide those services on a consulting basis from time to time in accordance with Appendix A.

8.    General Release.
(a)    The Executive expressly acknowledges that this Agreement is worded in an understandable way.
(b)    By executing this Agreement and accepting the consideration specified in Section 2(a) hereof, the Executive agrees to release and forever discharge the Company, its past and present shareholders, its past and present subsidiaries, affiliates and related companies (including any predecessors), its successors and assigns and all past and present directors, officers, employees, attorneys and agents of these entities, personally, and as directors, officers, employees, attorneys and agents and any person or entity acting for or on behalf of the Company (hereinafter the “Company Releasees”) from liability for any and all claims, damages, causes of action, both in law and in equity, which Executive or his estate, agents, attorneys, heirs, executors, successors and assigns now has or may have, whether known or unknown, suspected or unsuspected, and whether asserted or not, against the Company Releasees, or any of them, arising out of or related to Executive’s employment by the Company and Executive’s separation from the Company (hereinafter “Claims”), including, but not limited to, (i) any Claims under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. § 2000 et seq.) (“Title VII”), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. § 621 et seq.) (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), except the right to challenge the enforceability of this Agreement under the OWBPA, the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.) (the “ADA”), the Executive Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001 et seq.), the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act of 1993, the District of Columbia Human Rights Act (D.C. Code §§ 2-1401 to 2-1411 (2011)), the District of Columbia Family and Medical Leave Act (D.C. Code §§ 32-501 to 32-517 (2011)), the District of Columbia Accrued Sick and Safe Leave Act (D.C. Code §§ 32-131.01 to 32-131.16 (2011)), (ii) any Claims under any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released; provided, however, that the Executive and his estate, agents, attorneys, heirs, executors, successors and assigns do not release any Claims arising from or relating to (A) the terms of this Agreement or any obligations preserved by this Agreement, (B) continued insurance, indemnification and advances by the Company for actions taken while serving as an officer thereof (including coverage by any D&O or similar insurance policy generally applicable to current officers of the Company, and that certain Indemnification Agreement dated January 23, 2006) until the expiration of the applicable statute of limitations period; (C) the Executive’s rights to COBRA coverage, (D) the Executive’s accrued and unpaid wages as of the Retirement Date or rights to vested benefits under Company benefit plans, or (E) any legal claims which the Executive may not waive or release by law.
(c)    The Executive understands that the Company is agreeing to pay the consideration described in Section 2(a) of this Agreement in part because of, and in exchange for, this specific release of Claims (including Claims of discrimination under Title VII, the ADEA, the ADA and other applicable laws) and that a portion of these payments is in addition to any other payments or things of value to which the Executive may already be entitled, has received, or is receiving from the Company.
(d)    The Executive understands that excluded from this Agreement and Release are any claims that cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the EEOC or state agency, but that he is waiving his right to any monetary recovery should the EEOC or any other agency pursue any claims on his behalf.

9.    Voluntary Signature and Advice of Counsel; Review Period. Without detracting in any respect from any other provision of this Agreement:
(a)    The Executive, in consideration of the payment provided to him in Section 2(a), agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims he has or may have against the Company Releasees as set forth herein, including, but not limited to, all rights or claims arising under ADEA, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and he has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.
(b)    The Executive understands that, by entering into this Agreement, he does not waive rights or claims that may arise after the date of his execution of this Agreement, including without limitation any rights or claims that he may have to secure enforcement of the terms and conditions of this Agreement.
(c)    The Executive agrees and acknowledges that the consideration provided to him under Section 2(a) of this Agreement is in addition to anything of value to which he is already entitled.
(d)    The Company hereby advises the Executive to consult with an attorney prior to executing this Agreement.
(e)    The Executive acknowledges that he was informed that he has at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement.
(f)    Nothing in this Agreement shall prevent the Executive (or his attorneys) from (a) commencing an action or proceeding to enforce this Agreement or (b) exercising his right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of his waiver of ADEA claims set forth in Section 8.
10.    Revocation Period. The Executive is advised that he may revoke this Agreement within seven (7) calendar days after the date he signs and returns this Agreement to the Company (the “Revocation Period”). The Executive agrees that if he wants to revoke this Agreement, he must notify the Company in writing as set forth in Section 11, and following revocation this Agreement shall be deemed void ab initio.
11.    Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid or by overnight courier. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, or, if delivered by overnight courier, the day after such sending, as follows:
If to the Company, to:

Liquidity Services, Inc.
6931 Arlington Rd, Suite 200
Bethesda, MD 20814

Attention: Mark Shaffer, VP, General Counsel & Corporate Secretary

If to the Executive, to:

Roger Gravley
At the most recent address on file with the Company

Any party may, by notice given in accordance with this Section 11 to the other party, designate another address or person for receipt of notices hereunder.
12.    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, estate, trustees, administrators, successors, heirs, distributees, devisees and legatees. This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive.
13.    Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions of this Agreement at the same or any prior or subsequent time.
14.    Counterparts. This Agreement may be executed in several counterparts (including via facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signature copies delivered by facsimilie or “PDF” shall also be sufficient.
15.    Severability. The Company and the Executive agree that the agreements and provisions contained in this Agreement are severable and divisible, that each such agreement and provision does not depend upon any other provision or agreement for its enforceability, and that each such agreement and provision set forth herein constitutes an enforceable obligation between the parties hereto. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any provision of this Agreement shall affect the other provisions, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable provision were omitted.
16.    Headings. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.
17.    Governing Law/Venue. This Agreement shall be construed as a document under seal, and shall be governed by the laws of the State of Maryland, without giving effect to any principles of conflict of law or choice of law rules (whether of State of Maryland or any other jurisdiction) that would result in the application of the substantive or procedural laws or rules of any other jurisdiction. Venue for all disputes arising under or related to this Agreement of Executive’s employment with the Company will be the Montgomery County in the State of Maryland.
18.    No Admission. The making of this Agreement is not intended, and shall not be construed or deemed to be, an admission that the Company violated any Federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against you or anyone else, and the Company expressly denies any such violation, breach or wrong.

19.    Entire Agreement. Except for that certain Employee Agreement Regarding Confidentiality, Intellectual Property, and Competitive Activities dated September 4, 2012 (which shall remain in effect in accordance with its terms), this is the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof, including any prior agreements with the Company respecting the Executive’s employment by and between Liquidity Services, Inc. and the Executive. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Company or its directors, officers and agents to the Executive, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or contract, assessed in relation to any such representation, opinion, advice or assertion of fact. All references to any law shall be deemed also to refer to any successor provisions to such law.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the Retirement Date.

LIQUIDITY SERVICES, INC.	EXECUTIVE

/s/ Michael Lutz	/s/ Roger Gravley
By:________________________	By:________________________
Michael Lutz	Roger Gravley
VP, Human Resources

APPENDIX A

1.
Consulting Services. Mr. Roger Gravley (“Consultant”) will provide senior advisor consulting services (the “Services”) to Liquidity Services, Inc. (the “Company”) from time to time based on mutually agreed statements of work.

2.	Fees. As consideration for the Services, the Company shall pay an hourly rate of $200.

3.
Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services except to the extent out-of-pocket expenses (e.g., travel expenses) are agreed to be reimbursed in a statement of work.

4.
Term and Termination. Consultant shall provide Services from time to time during the term of this senior advisor consulting arrangement from May 13, 2019 through December 31, 2019; provided, however, that the Company may terminate the Consulting Relationship or any statement of work for its convenience at any time immediately upon written notice to Consultant. In the event of termination, Consultant shall be paid for any portion of the Services that have been performed prior to termination.

5.
Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Company and Consultant.

(a)
No Authority to Bind Company. Consultant acknowledges and agrees that Consultant and the Assistants have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(b)
No Benefits. Consultant acknowledges and agrees that Consultant and the Assistants shall not be eligible for any Company employee benefits and, to the extent Consultant or the Assistants otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of Consultant and the Assistants) hereby expressly declines to participate in such Company employee benefits.

(c)
Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant or the Assistants under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and with respect to the Assistants, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or the Assistants.

6.
Confidentiality Agreement. ”Confidential Information” shall have the same meaning as given in that certain Employee Agreement Regarding Confidentiality, Intellectual Property, and Competitive Activities dated February 22, 2005, which agreement shall remain in effect with respect to any senior advisor consulting Services.